EXHIBIT 99.1

Platform Specialty Products Corporation Announces Initial Closing of Private Placement of Common Stock

MIAMI, Oct. 8, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation ("Platform") (NYSE:PAH) announced today that it completed the sale of a total of 16,060,960 shares of its common stock (the "Shares") in a private placement to certain eligible investors for an aggregate purchase price of $410.9 million, or $25.59 per share (the closing sale price per share on the New York Stock Exchange on October 2, 2014). An additional 9,404,064 shares (the "Additional Shares") are expected to be issued for an aggregate purchase price of $240.6 million following receipt of stockholder approval at a special meeting of stockholders of Platform expected to be held on or about November 6, 2014.

Effective as of October 8, 2014, Platform entered into a registration rights agreement with the purchasers of the Shares pursuant to which Platform agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the Shares.

Platform intends to use the net proceeds from this private placement for general working capital, including repayment of debt incurred in connection with the previously-announced acquisition of Chemtura Corporation's AgroSolutions business, if completed.

The Shares and Additional Shares were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Shares and Additional Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares or Additional Shares in any jurisdiction in which such offer or solicitation would be unlawful.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling. More on Platform is available at www.platformspecialtyproducts.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed issuance of the Additional Shares described in the preliminary proxy statement on Schedule 14A filed by Platform on October 6, 2014. Platform will file a definitive proxy statement (when available) and other documents regarding the proposed issuance of the Additional Shares. STOCKHOLDERS OF PLATFORM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PLATFORM 'S PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY THE PLATFORM ON OCTOBER 6, 2014 AND, WHEN AVAILABLE, PLATFORM'S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ISSUANCE OF THE ADDITIONAL SHARES. The definitive proxy statement (when available) will be mailed to stockholders. Stockholders will be able to obtain a copy of the preliminary proxy statement, the definitive proxy statement (when available), and other relevant documents free of charge at the SEC's website, http://www.sec.gov. The preliminary proxy statement, definitive proxy statement (when available), and other relevant documents will also be available, without charge, by directing a request by mail or telephone to Platform at 245 Freight Street, Waterbury, Connecticut 06702, Attention: Investor Relations, Telephone: (203) 575-5850.

Platform and its directors, executive officers, certain members of management, and employees may be deemed to be participants in the solicitation of proxies of Platform's stockholders in connection with the proposed issuance of the Additional Shares. Stockholders may obtain additional information regarding the participants and their interests in the solicitation by reading the preliminary proxy statement on Schedule 14A filed by Platform on October 6, 2014 and the definitive proxy statement (when available).

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the issuance of the Additional Shares, Platform's planned use of any proceeds from the private placement, Platform's special meeting of stockholders and Platform's ability to close the Chemtura AgroSolutions acquisition. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, the ability of Platform and the purchaser of the Additional Shares to satisfy the conditions required to close the sale of such shares, stockholder approval at the special meeting of stockholders and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. Investors should refer to the risk factors set forth therein and in the periodic reports and other documents filed by Platform with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         Platform Specialty Products Corporation- CFO
         +1-203-575-5850

         Media Contacts:
         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368